Exhibit 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Third Quarter 2005 Results

Chesterfield, MO - October 27, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today reported third quarter 2005 results.
Net income increased 63% to $5.8 million, or $0.21 per diluted share, from $3.5 million, or $0.13 per diluted share, in the year-ago third quarter. These results reflect exceptionally strong performance in the Tite Liner® segment, along with improved operating results in the Company’s core rehabilitation business, both in the United States and Europe. The tunneling segment incurred an operating loss due to negative margins on certain projects. Revenues for the third quarter of 2005 increased 7.2% to $155.2 million from $144.8 million in the prior year quarter.
For the third quarter of 2005 compared to the same quarter of 2004, revenues in the Company’s rehabilitation segment increased 4.8% to $107.8 million and gross profit increased 2.5% to $26.6 million. Gross profit margin was 24.7% for the third quarter of 2005 compared to 25.2% in the prior year quarter. The decline in gross profit margin was primarily attributable to job execution issues and higher commodity prices, particularly resin and fuel. Hurricanes Katrina and Rita adversely affected gross profit due to delayed and postponed projects in the Gulf Coast region, as well as costs associated with idle crews and equipment. Even so, operating income in the rehabilitation segment increased 16.5% to $8.5 million from $7.3 million for the third quarter of 2005 compared to the same quarter of 2004.
Revenues in the tunneling segment decreased 0.7% to $35.7 million while gross profit increased by 22.7% to $2.8 million in the third quarter of 2005 compared to the third quarter of 2004. The tunneling segment posted an operating loss of $1.3 million in the third quarter of 2005, compared to an operating loss of $0.3 million in the third quarter of 2004.
Third quarter 2005 tunneling results were favorably affected by the recognition of $2.0 million in net claims compared to $1.5 million recognized in the same quarter of 2004. The Company continues to aggressively pursue a number of claims against third parties, which had a gross face value of approximately $17 million as of September 30, 2005. Approximately, $4.9 million in claims receivable was outstanding as of September 30, 2005.
Tite Liner®’s revenue increased 96.6% to $11.7 million and gross profit increased 67.2% to $3.5 million in the third quarter of 2005 compared to the same quarter last year. Operating income was $2.2 million in the third quarter of 2005 compared to $1.1 million in the same period last year. In the third quarter of 2005, Tite Liner®’s South American and Canadian operations were positively impacted primarily by a market driven by higher oil prices. Gross margin in the Tite Liner® segment declined from 35.2% to 29.9% in the third quarter of 2005 compared to the third quarter of 2004 due to a higher volume of work in South America, which carried lower margins due to the nature of the work.
Year-to-date, the Company’s net income was $8.9 million, or $0.33 per diluted share, compared to $7.2 million, or $0.27 per diluted share, in the same period last year. For the nine months ended September 30, 2005, revenues increased 8.2% to $449.3 million from $415.2 million in the year ago period.
Revenues for the first nine months of 2005 increased in the rehabilitation segment 10.9% to $336.3 million and gross profit increased 14.3% to $81.2 million compared to the same period last year. Gross profit margin in the rehabilitation segment was 24.1% in the first nine months of 2005 compared to 23.4% in the first nine months of 2004. Operating income was $25.3 million in the first nine months of 2005 compared to $14.4 million in the same period last year.
The Company’s results for the nine months ended September 30, 2005 were favorably impacted by recognition in the second quarter of 2005 of a claim receivable from the Company’s excess insurance carrier related to rework for a project in Boston. The Company recognized a claim of $6.1 million for the estimated recoverable amounts related to the rework completed in 2004 and the work that was completed during the second and third quarters of 2005, which was offset by $2.4 million in costs to perform the rework on the remaining segment in 2005. As a result, the net benefit to the Company was $3.7 million ($2.6 million after-tax) in the second quarter of 2005.
Revenues in the tunneling segment decreased 8.6% to $85.1 million and gross loss increased 128.2% to $2.4 million in the first nine months of 2005 compared to the same period last year. During the first nine months of 2005, our tunneling operation experienced further margin deterioration on several projects. The tunneling segment posted an operating loss of $12.4 million in the first nine months of 2005, compared to operating income of $1.0 million in the first nine months of 2004.
Tite Liner®’s revenue increased 48.3% to $27.9 million and gross profit increased 28.4% to $8.4 million in the first nine months of 2005 compared to the same period in 2004. Operating income was $4.6 million for the first nine months of 2005 compared to $3.6 million in the first nine months of 2004, which represents a 28.4% improvement.
The Company’s cash balance declined to $69.7 million at September 30, 2005 compared to $70.6 million at June 30, 2005 and $93.2 million at December 31, 2004, due primarily to working capital requirements to accommodate revenue growth. Receivables increased to $92.2 million at September 30, 2005 from $78.7 million at December 31, 2004, primarily due to revenue growth. Prepaid expenses and other current assets increased by $6.6 million compared to December 31, 2004 due primarily to the recognition of the $6.1 million claim against the Company’s excess liability insurance carrier in the second quarter of 2005. Accounts payable and accrued expenses increased by $15.0 million compared to December 31, 2004 due to business growth and improved working capital management. Capital expenditures were $5.2 million and $20.9 million in the third quarter and first nine months of 2005, respectively, compared to $8.9 million and $25.5 million in the third quarter and first nine months of last year, respectively.
Total contract backlog at September 30, 2005 was $302.1 million compared to $329.0 million at June 30, 2005, $328.3 million at December 31, 2004 and $271.1 million at September 30, 2004. Rehabilitation backlog increased $5.0 million, or 2.5% compared to June 30, 2005 and $79.1 million, or 61.4%, compared to September 30, 2004 due to growth in several North American regions. Tite Liner® backlog decreased by $2.1 million compared to June 30, 2005 due to progress made on projects in South America and Canada, but increased by $6.0 million, or 126.7%, compared to September 30, 2004 due to growth in a market driven by oil pricing. Tunneling backlog decreased by $29.8 million, or 26.3%, and $54.0 million, or 39.3%, compared to June 30, 2005 and September 30, 2004, respectively. Tunneling backlog has declined due to the Company’s focus on completion of existing jobs and improved, more selective bidding practices that are designed to obtain profitable work in alignment with tunneling’s core mining competency.
  The Company will host a conference call at 9:30 a.m. EDT on Friday, October 28. At such time, the call may be accessed by clicking on the Presentations tab on the Investor Relations page of the Company’s Web site (www.insituform.com) or by using the following link: www.shareholder.com/insituform/MediaList.com.
An audio archive of the webcast will be available approximately two hours after the call through www.insituform.com. The archive will be available for one week.
Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this news release, the words “anticipate,” “estimate,”  “believes,”  “plans,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company’s products and services, the availability and pricing of raw materials used in the Insituform® cured-in-place (“Insituform CIPP”) process, increased competition upon expiration of the Company’s patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company’s work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with its financial covenants, the regulatory environment, weather conditions, the outcome of the Company’s pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

 INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$155,213	$144,821	$449,331	$415,169
Cost of revenues	122,363	114,545	362,159	328,962
Gross profit	32,850	30,276	87,172	86,207
Operating expenses	23,391	22,201	69,588	67,167
Operating income	9,459	8,075	17,584	19,040
Other (expense) income:
Interest expense	(2,167)	(2,318)	(6,461)	(7,113)
Interest income	395	326	1,362	950
Other	(247)	(224)	(411)	(561)
Total other expense	(2,019)	(2,216)	(5,510)	(6,724)
Income before taxes on income	7,440	5,859	12,074	12,316
Taxes on income	2,000	2,268	3,622	4,931
Income before minority
interests and equity in
earnings	5,440	3,591	8,452	7,385
Minority interests	(48)	(65)	(128)	(166)
Equity in earnings of
affiliated companies	368	-	571	(35)
Net income	5,760	3,526	8,895	7,184

Earnings per share of common
stock and common stock
equivalents:
Basic	$0.21	$0.13	$0.33	$0.27
Diluted	0.21	0.13	0.33	0.27

Weighted average number of
Shares:
Basic	26,793	26,698	26,764	26,624
Diluted	27,045	26,840	26,942	26,763

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
SEGMENT DATA	2005	2004	2005	2004
Revenues
Rehabilitation	$107,821	$102,924	$336,279	$303,178
Tunneling	35,724	35,963	85,123	93,158
Tite Liner(R)	11,668	5,934	27,929	18,833
Total revenues	$155,213	$144,821	$449,331	$415,169

Gross profit (loss)
Rehabilitation	$26,596	$25,935	$81,172	$70,997
Tunneling	2,767	2,255	(2,438)	8,638
Tite Liner(R)	3,487	2,086	8,438	6,572
Total gross profit	$32,850	$30,276	$87,172	$86,207

Operating income (loss)
Rehabilitation	$8,513	$7,309	$25,320	$14,400
Tunneling	(1 267)	(303)	(12,375)	1,028
Tite Liner(R)	2,213	1,069	4,639	3,612
Total operating income	$9,459	$8,075	$17,584	$19,040

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$69,665	$93,246
Restricted cash	4,260	1,705
Receivables, net	92,216	78,665
Retainage	31,151	25,655
Costs and estimated earnings
in excess of billings	36,907	34,789
Inventories	15,525	13,339
Prepaid expenses and other assets	28,087	21,469
TOTAL CURRENT ASSETS	277,811	268,868
PROPERTY, PLANT AND EQUIPMENT,
less accumulated depreciation	96,474	90,846
OTHER ASSETS
Goodwill	131,535	131,540
Other assets	16,938	17,567
TOTAL OTHER ASSETS	148,473	149,107

TOTAL ASSETS	$522,758	$508,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term
debt and line of credit	$20,047	$15,778
Accounts payable and accrued
expenses	100,377	85,398
Billings in excess of costs
and estimated earnings	14,862	12,809
TOTAL CURRENT LIABILITIES	135,286	113,985
LONG-TERM DEBT, less current
maturities	80,758	96,505
OTHER LIABILITIES	6,370	6,848
TOTAL LIABILITIES	222,414	217,338
MINORITY INTERESTS	1,707	1,647
TOTAL STOCKHOLDERS’ EQUITY	298,637	289,836

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$522,758	$508,821

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$8,895	$7,184
Adjustments to reconcile to net cash
provided (used) by operating activities:
Depreciation	13,915	12,149
Amortization	1,220	1,570
Deferred income taxes	2,909	430
Write-off of debt issuance costs	-	226
Other	242	1,031
Change in restricted cash related to
operating activities	(2,555)	462
Changes in operating assets and liabilities:
Receivables, including costs and
estimated earnings in excess of billings	(23,059)	(18,359)
Inventories	(2,439)	(2,966)
Prepaid expenses and other assets	(10,271)	7,591
Accounts payable and accrued expenses	19,445	6,822
Net cash provided by operating activities	8,302	16,140
Cash flows from investing activities:
Capital expenditures	(20,870)	(25,521)
Proceeds from sale of fixed assets	715	1,904
Investments in joint venture	–	(844)
Investment in patents	(557)	-
Net cash used in investing activities	(20,712)	(24,461)
Cash flows from financing activities:
Proceeds from issuance of common stock
and exercise of stock options	1,041	3,042
Proceeds from notes payable	6,179	-
Principal payments on notes payable	(1,890)	-
Principal payments on long-term debt	(15,767)	(18,914)
Deferred financing charges paid	(260)	(633)
Change in restricted cash related to
financing activities	-	4,602
Net cash used in financing activities	(10,697)	(11,903)
Effect of exchange rate on cash	(474)	4,037
Net decrease in cash and cash
equivalents for the period	(23,581)	(16,187)
Cash and cash equivalents,
beginning of period	93,246	93,865
Cash and cash equivalents, end of period	69,665	77,678

CONTACT: Insituform Technologies, Inc.
Christian G. Farman, Senior Vice President and CFO
(636) 530-8000